Exhibit (a)(5)(B)

ZIONS BANCORPORATION

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation Announces Expiration and Successful Results of Preferred Stock Tender Offers

SALT LAKE CITY, May 23, 2016 – Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today the expiration and results for its three separate cash tender offers to purchase up to the applicable maximum aggregate liquidation preference set forth in the table below (each, a “Series Maximum”) of the securities listed in the table below (the “Securities,” and each series of Securities, a “Series”).

Series of Securities	CUSIP No(s).	Liquidation Preference Per Share(1)	Aggregate Liquidation Preference Tendered as of Expiration Date	Series Maximum	Liquidation Preference Accepted for Purchase in Excess of Series Maximum(2)	Proration Factor(3)	Purchase Price Per Share	Total Consideration Per Share(4)	Aggregate Liquidation Preference Accepted for Purchase	Aggregate Liquidation Preference Outstanding Following the Offer
Series I Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series I Shares”)	989701BD8	$1,000.00	$26,669,000	$35,000,000	$0	—	$980.00	$1,005.62	$26,669,000	$98,555,000
Series J Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series J Shares”)	989701BF3	$1,000.00	$58,784,000	$55,000,000	$3,784,000	—	$1,080.00	$1,093.80	$58,784,000	$136,368,000
Depositary Shares, each representing a 1/40th ownership interest in a share of Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series G Depositary Shares”)	989701859	$25.00	$46,865,350	$30,000,000	$3,436,525	71.41%	$26.85	$27.15	$33,436,525	$138,390,250

(1)	Each $1,000 liquidation preference of the Series I Shares and Series J Shares is equal to one Series I Share and one Series J Share, respectively.
(2)	The aggregate liquidation preference accepted for purchase in excess of the applicable Series Maximum represents 2.0% of the Series G Depositary Shares and 1.94% of the Series J Shares outstanding prior to the applicable offer.
(3)	The proration factor for the Series G Depositary Shares has been rounded to the nearest hundredth of a percentage point.
(4)	Calculated based on settlement date of May 24, 2016. Includes Accrued Dividends (as defined below) of $25.62 per Series I Share, $13.80 per Series J Share, and $0.30 per Series G Depositary Share.

Each offer expired at 11:59 p.m., New York City time, on May 20, 2016 (the “Expiration Date”). As of the Expiration Date, holders of the Securities had validly tendered and not validly withdrawn the liquidation preference amounts set forth in the table above. The Company has accepted for purchase the aggregate liquidation preference amount for each Series set forth in the table above. Because the aggregate liquidation preference of Securities validly tendered and not validly withdrawn in the offers for the Series G Depositary Shares and the Series J Shares exceeds the applicable Series Maximum set forth in the table above, such offers are oversubscribed. Accordingly, the Company has accepted for purchase, on a pro rata basis based on the proration factor set forth in the table above in the case of the Series G Depositary Shares, the aggregate liquidation preference of Series G Depositary Shares and Series J Shares equal to the applicable Series Maximum, plus liquidation preference of each of the Series G Depositary Shares and Series J Shares in excess of the applicable Series Maximum set forth in the table above pursuant to the Company’s right under federal securities laws to purchase up to an additional two percent of the outstanding Series G Depositary Shares and Series J Shares without extending the applicable offer.

The purchase price and total consideration, including Accrued Dividends, for each share of the Securities tendered and accepted for purchase pursuant to each offer is set forth in the table above. The aggregate total consideration, including Accrued Dividends, payable by the Company for all Securities accepted for purchase is approximately $127.4 million. “Accrued Dividends” means, for each Security, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the applicable settlement date. The Company expects that the settlement date for each of the offers will be May 24, 2016.

Goldman, Sachs & Co. and UBS Securities LLC acted as dealer managers for the offers. For additional information regarding the terms of the offers, please contact: Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect) or UBS Securities LLC at (888) 719-4210 (toll-free) or (203) 719-4210 (collect). Requests for the Offer to Purchase, dated April 25, 2016, and the accompanying Letter of Transmittal, dated April 25, 2016 (the “Offer Materials”) may be directed to Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the offers, at (866) 470-4500 (toll-free). Holders may also obtain copies of the Offer Materials online at the Securities and Exchange Commission’s (“SEC’s”) website at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Zions with the SEC on April 25, 2016, as amended by Amendment No. 1 to Schedule TO filed by Zions with the SEC on the date hereof.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFERS ARE BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFERS THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE OFFER MATERIALS DO NOT CONSTITUTE AN OFFER OR SOLICITATION TO PURCHASE SECURITIES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFERS WILL BE DEEMED TO BE MADE ON BEHALF OF ZIONS BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Zions Bancorporation

Zions Bancorporation is one of the nation’s premier financial services companies with total assets of approximately $60 billion. Zions operates under local management teams and unique brands in 11 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and Nasdaq Financial 100 indices.

Forward-Looking Statement

Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include the actual amount and duration of declines in the price of oil and gas, our ability to meet our efficiency and noninterest expense goals, as well as other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the SEC and available at the SEC’s website (www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.